UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 Brush College Road, Decatur, Illinois, on Thursday, November 6, 2008, commencing at 10:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of the Company for the fiscal year ending June 30, 2009;

(3) If properly presented, to consider and act upon the Stockholder’s proposal set forth in the accompanying Proxy Statement; and

(4) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. J. Smith, Secretary

September 25, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 6, 2008: THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.admworld.com/proxy

ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

September 25, 2008

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around September 25, 2008.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $23,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock stockholders of record at the close of business on September 12, 2008 are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on September 12, 2008, we had 641,781,914 outstanding shares of common stock, each share being entitled to one vote on each of the nine director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. We reserve the right to direct stockholder representatives with the proper documentation to an alternative room to observe the meeting.

All stockholders will need a form of photo identification to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 23, 2008, an admission ticket will be mailed to you. Entities, such as a corporation or limited liability company, that are stockholders may send one representative to the annual meeting and the representative should have a pre-existing relationship with the entity represented. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 8:30 A.M. on the day of the meeting. Stockholders who do not pre-register will only be admitted to the meeting upon verification of stock ownership.

The use of cameras, video or audio recorders or other recording devices in the James R. Randall Research Center is prohibited. The display of posters, signs, banners or any other type of signage by any stockholder in the James R. Randall Research Center is prohibited.

Any request to deviate from the admittance guidelines described above should be in writing, addressed to our office at Archer-Daniels-Midland Company, Secretary, 4666 Faries Parkway, Decatur, Illinois 62526-5666

and received by us by October 23, 2008. We will also have personnel in the lobby of the James R. Randall Research Center beginning at 8:30 A.M. on the day of the meeting to consider special requests.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1) delivering written notice of revocation to our Secretary;

(2) delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3) attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws as amended in February 2007, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (SEC), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount		Percent of Class

State Farm Mutual Automobile Insurance Company	56,575,847	(1)	8.82
and Related Entities One State Farm Plaza Bloomington, IL 61710

(1)	Based on a Schedule 13G filed with the SEC on January 25, 2008, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 281,105 shares and sole voting and dispositive power with respect to 56,294,742 shares.

Proposal No. 1 — Election of Directors for a One-Year Term

Our board of directors has fixed the size of the board at nine. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below. Mr. Boeckmann, a current member of our board of directors, is not a nominee for re-election due to his employer’s corporate governance guidelines limiting the number of outside corporate boards on which he can serve.

Although the nominees proposed for election to the board of directors are all presently members of the board, Mr. Buckley has not previously been elected by our stockholders. Mr. Buckley was recommended by the Nominating/Corporate Governance Committee after having been identified by a third-party search firm retained by the Nominating/Corporate Governance Committee to assist in identifying and evaluating potential nominees.

The nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, we intend that the persons named in the proxy may vote for a substitute who will be designated by the board of directors. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws were amended in February 2007 to require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under an amendment to our Corporate Governance Guidelines approved by our board in February 2007, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, directorships of other publicly-owned companies, the year in which each first became a director, and the number of shares of common stock beneficially owned as of September 12, 2008, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

	Year First
Name, Age, Principal Occupation or	Elected	Common		Percent
Position, Directorships of Other	as	Stock		of
Publicly-Owned Companies	Director	Owned		Class

George W. Buckley, 61	2008	2,239	(1)	*
Chairman, President and Chief Executive Officer of 3M Company (a diversified technology company) since December, 2005; Chairman, President and Chief Executive Officer of the Brunswick Corporation (a global manufacturer and marketer of recreation products) from 2000 - December, 2005; served in other executive positions at Brunswick Corporation from 1997 - 2000; Director of 3M Company and The Black & Decker Corporation

Mollie Hale Carter, 46	1996	11,728,954	(1)(2)(3)	1.83
Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation); Director of Westar Energy, Inc.
Victoria F. Haynes, 60	2007	2,680	(1)	*
President and Chief Executive Officer of RTI International (an independent, non-profit corporation that performs scientific research and develops technology); Director of PPG Industries, Inc. and Nucor Corporation

Antonio Maciel Neto, 51	2006	6,677	(1)	*
Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) since April, 2006; President of Ford South America from October, 2003 - April, 2006; President of Ford Brazil from July, 1999 - October, 2003

Patrick J. Moore, 54	2003	32,861	(1)	*
Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation (a producer of paperboard and paper-based packaging products)
M. Brian Mulroney, 69	1993	92,960	(1)	*
Senior Partner in the law firm of Ogilvy Renault; Director of Barrick Gold Corporation, Quebecor Inc., Quebecor World, Inc., Wyndham Worldwide Corporation and Blackstone Group Management L.L.C.
Thomas F. O’Neill, 61	2004	12,108	(1)	*
Principal, Sandler O’Neill & Partners, L.P. (an investment banking firm); Director of The Nasdaq OMX Group, Inc. and Misonix, Inc.
Kelvin R. Westbrook, 53	2003	29,895	(1)	*
President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since October, 2007; Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) from October, 2006 - October, 2007; President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 - October, 2006; Director of Stifel Financial Corp. and Trust Manager of Camden Property Trust

Patricia A. Woertz, 55	2006	699,745	(4)	*
Chairman since February 2007; President and Chief Executive Officer since May 2006; previously Executive Vice President of Chevron Corporation (a diversified energy company); Director of The Procter & Gamble Company

*	Less than 1% of outstanding shares

(1)	Includes stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2)	Includes 4,897,935 shares owned by or in trust for members of Ms. Carter’s family with respect to which Ms. Carter disclaims beneficial interest in 1,030,929 shares. Includes 6,645,882 shares held in family corporations with respect to which Ms. Carter disclaims any beneficial interest in 6,047,753 shares.

(3)	Includes 503,740 shares pledged as collateral by a corporation in which Ms. Carter is a director, executive officer, and 9.0% shareholder.

(4)	Includes 76,241 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this proxy statement and 603 shares allocated under our 401(k) and Employee Stock Ownership Plan.

Mr. Boeckmann beneficially owns 16,502 shares of common stock, constituting less than 1% of the outstanding shares of common stock, which number includes stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

The Board of Directors recommends a vote FOR the election of the nine nominees named above as directors. Unless otherwise indicated on your proxy, your shares will be voted FOR the election of such nine nominees as directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of copies of reports furnished to us during the fiscal year ended June 30, 2008, the following persons filed the number of late reports or failed to file reports representing the number of transactions set forth after his name: M. Cheviron, 1 report/5 transactions; D. C. Riddle, 1 report/1 transaction; J. Stott, 1 report/1 transaction.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the stockholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with the company.

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of September 12, 2008, directly or indirectly, by each of the executive officers, other than the Chief Executive Officer, named in the Summary Compensation Table on page 20.

		Options
	Common Stock	Exercisable	Percent
Name	Owned(1)	Within 60 Days	of Class

D. J. Smith	409,275	121,608	*
W. H. Camp(2)	296,821	29,940	*
S. R. Mills	319,785	107,586	*
J. D. Rice	293,557	59,790	*
D. J. Schmalz(3)	290,366	25,904	*
L. W. Batchelder	223,903	39,854	*

*	Less than 1% of outstanding shares

(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan.

(2)	Mr. Camp retired effective December 15, 2007.

(3)	Mr. Schmalz retired effective March 1, 2008.

Common stock beneficially owned as of September 12, 2008 by all directors and executive officers as a group, numbering 29 persons including those listed above except for Messrs. Camp and Schmalz, is 14,944,409 shares representing 2.33% of the outstanding shares, of which 680,953 shares are unissued but are subject to stock options exercisable within 60 days from the date of this proxy statement.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates,

(2) is not employed by one of our professional services providers,

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director,

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates,

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member,

(6) is not personally receiving compensation from us in any capacity other than as a director, and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director, including those described below in the Certain Relationships and Related Transactions section, to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that eight of its ten current members, Messrs. Boeckmann, Buckley, Maciel, Moore, O’Neill, and Westbrook, Dr. Haynes and Ms. Carter, are independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us. Mr. Mulroney is not independent under our bylaw standards because he is the senior partner of a law firm that provides professional services to us.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Smurfit-Stone Container Corporation, of which Mr. Moore is Chairman and Chief Executive Officer, purchased approximately $14.3 million worth of certain commodity products from our company, and sold approximately $6.2 million worth of certain products to our company, on an arms-length basis during the fiscal year ended June 30, 2008. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Smurfit-Stone Container Corporation’s consolidated gross revenues, that Mr. Moore does not have a direct or indirect material interest in such transactions, and that such transactions do not otherwise impair Mr. Moore’s independence.

In determining that Ms. Carter is independent, the board considered that, during all or a portion of the fiscal year ended June 30, 2008, Ms. Carter’s brother was employed by our company as a warehouse shipping manager and that Ms. Carter’s brother-in-law was employed by our company as a pilot. Each of such individuals was employed in a non-executive officer capacity and the salary of each for services during fiscal 2008 was less than $120,000. The board determined that Ms. Carter does not have a direct or indirect material interest in such employment relationships and that such employment relationships do not otherwise impair Ms. Carter’s independence.

Also in determining that Ms. Carter is independent, the board considered that, during the fiscal year ended June 30, 2008, the company purchased from Westar Energy Inc. approximately $2.3 million of utility services in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that this arrangement did not exceed the NYSE’s threshold of 2% of Westar Energy Inc.’s consolidated gross revenues, that Ms. Carter does not have a direct or indirect material interest in such utility transactions, and that such utility transactions do not otherwise impair Ms. Carter’s independence.

In determining that Dr. Haynes is independent, the board considered that Dr. Haynes is President and Chief Executive Officer of RTI International, a company to which we propose to provide certain services having a value we estimate to be $375,000, in connection with RTI’s applying for a grant from the U.S. Department of Energy. The board determined that Dr. Haynes does not have a direct or indirect material interest in such transaction and that such transaction does not otherwise impair Dr. Haynes’ independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.admworld.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least annually. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The lead director, or in his or her absence, the chairperson of the Nominating/Corporate Governance Committee, presides at such meetings.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, our board of directors held five regularly scheduled meetings and three special meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during the last fiscal year. We expect all director nominees to attend the annual stockholders’ meeting. All director nominees standing for election at our last annual stockholders’ meeting held on November 8, 2007 attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.admworld.com.

Audit Committee

The Audit Committee consists of Mr. O’Neill, Chairperson, Messrs. Boeckmann, Buckley, and Moore, Dr. Haynes, and Ms. Carter. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Securities Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit;

(2) financial statements;

(3) the scope of audit procedures;

(4) the performance of our independent auditors and internal auditors;

(5) the auditors’ evaluation of internal controls;

(6) matters of legal compliance; and

(7) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Boeckmann, Chairperson, Dr. Haynes, and Messrs. Maciel, O’Neill, and Westbrook. The Compensation/Succession Committee met five times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management;

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

(3) approves all compensation elements with respect to our executive officers and all employees with a base salary of $500,000 or more;

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(5) establishes and reviews a compensation policy for non-employee directors;

(6) reviews and monitors our succession plans;

(7) approves awards to employees pursuant to our incentive compensation plans; and

(8) approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers evaluations prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specify the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

The Compensation/Succession Committee regularly consults with compensation experts from nationally-recognized firms on matters such as executive compensation philosophy, compensation and benefit plan design, market information and analyses regarding executive compensation, the amount and forms of compensation awarded, and committee processes. These firms are directly engaged by the Compensation/Succession Committee. In this regard, the Compensation/Succession Committee met with representatives of Mercer Human Resource Consulting and Towers Perrin during fiscal 2008 in connection with matters that included:

•	Analyses of the elements and aggregate value of compensation paid by our comparator companies to their executive officers; and

•	The philosophy behind and structure of revised annual and long-term incentive arrangements for executive officers (see “Compensation Discussion and Analysis” below).

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Westbrook, Chairperson, Ms. Carter, and Messrs. Buckley, Maciel, and Moore. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

(2) recommends individuals to the board for nomination as members of the board and board committees;

(3) develops and recommends to the board a set of corporate governance principles applicable to the company; and

(4) leads the evaluation of the directors, the board and board committees.

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder provided the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairperson, Mr. Moore, Lead Director, and Messrs. Mulroney and Westbrook. The Executive Committee did not meet during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board has adopted a Business Code of Conduct and Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Business Code of Conduct and Ethics applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Business Code of Conduct and Ethics is available at our internet site, www.admworld.com, and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Business Code of Conduct and Ethics or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

Overview

The executive compensation program of the Company is designed to attract, retain, and motivate highly-talented individuals to lead the Company and to be competitive with the total compensation provided by a comparator group of companies for positions involving similar duties and responsibilities. In seeking to provide a competitive total compensation package, the Compensation/Succession Committee (the “Committee”) uses comparator company compensation data, both with respect to total compensation and compensation elements, as a reference framework to inform its compensation decisions, but does not establish specific compensation parameters based on such data. This approach reflects considerations such as the inherent difficulties in identifying comparator companies that are sufficiently comparable to the Company and the differing responsibilities of the Company’s named executive officers as compared to executives in comparator companies with similar titles.

For these purposes, the Committee defines competitiveness as providing targeted total compensation (total cash and equity-based awards) between the 40th and 60th percentile levels of total compensation provided by the comparator group of companies. The Committee first derives from the comparator company data a middle quintile total compensation range for positions most comparable to those of the Company’s named executive officers, then uses that range as a reference point in determining total compensation for each of the named executive officers. The ultimate determination of the Committee may or may not fall within the middle quintile range identified depending on assessments by the Committee of factors such as the scope and responsibilities of the Company position compared to those of the comparator group composite position as well as the experience and performance of the individual holding each such position at the Company.

The comparator group of companies used in connection with compensation decisions affecting fiscal year 2008 was selected by the Committee with input from management and compensation consultants retained by the Committee. The primary factors considered in compiling this comparator group of companies included the nature and scope of business(es), size and location. The companies included in the comparator group were: Altria Group Inc.; Anheuser-Busch Company Inc.; Bunge Ltd.; Caterpillar Inc.; Conagra Foods, Inc.; Deere & Co.; Dow Chemical; Du Pont (EI) De Nemours; General Mills Inc.; Hess Corp.; International Paper Company; Kraft Foods Inc.; Lyondell Chemical Co.; Marathon Oil Corp.; PepsiCo Inc.; Sara Lee Corp.; Sunoco Inc.; Tesoro Corp.; Tyson Foods Inc.; Valero Energy Corp.; and Weyerhaeuser.

The executive compensation program related to fiscal year 2008 performance consisted of both annual and long-term components, which were considered together in assessing whether the program is achieving the objectives. The annual component of the executive compensation program included both base salary and annual cash incentive payments, while the long-term component included equity-based incentives (restricted stock and stock options). The Committee has allocated total compensation between annual and long-term components based upon a desire to provide each executive with annual cash compensation that is both competitive and provides a meaningful incentive to achieve short-term Company operational and financial objectives, and with long-term compensation that will align an executive’s interests with those of the stockholders and appropriately reward and encourage long-term service with the Company. The Committee monitors and evaluates the various components and the allocation of compensation between these components by reference to a detailed written summary of all compensation paid to executives that is updated annually.

The members of the Committee familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts from nationally-recognized firms and by reviewing publicly-filed documents. During fiscal year 2007, the Committee re-examined the structure of the executive compensation program and retained Mercer Human Resource Consulting to provide advice, recommendations, market information and analyses to facilitate this review. Historically, base salary had been the only material annual component of the compensation program; the long-term component had been stock option and restricted stock awards granted pursuant to personal and Company-based performance criteria, as well as participation in the deferred compensation and retirement plans. Through meetings and other communications with representatives of Mercer Human Resource Consulting, the Committee received general information regarding trends in executive compensation and a detailed analysis of the elements and aggregate value of the executive compensation programs of the comparator group of companies. As a result of this review, the Committee recommended to the Board of Directors and the Board of Directors approved the following changes to the executive compensation program that were implemented for all executive officers and other key employees for performance in fiscal year 2008 with the associated payments, grants and awards to be made in August 2008 (fiscal year 2009):

•	An annual cash incentive award was introduced for executive officers and other key employees based upon Company financial performance as measured by return on net assets and Company-wide performance relating to safety and personnel development;

•	The portion of the annual equity-based incentive awards that were based on the achievement of individual performance objectives was discontinued;

•	Return on net assets rather than total business return was used as the financial metric for determining both the size of annual equity-based incentive awards and payouts under annual cash incentive awards;

•	The mix of equity-based incentive awards was modified so that participants received stock options and restricted stock in equal portions as valued utilizing Black-Scholes; and

•	Restricted stock units were granted in lieu of restricted stock for non-U.S. based participants.

These changes were designed to increase the performance-based portion of both annual cash compensation and total compensation, to increase the portion of performance-based compensation for executives that is based on Company rather than on individual performance, and to better align the Company’s compensation structure with prevailing market practices. The decision to introduce a metric based on the return on net assets reflects a belief that, given the capital intensive nature of the business of the Company, a metric which measures the efficiency of the use of assets focusing on operating effectiveness from a total capital perspective (both fixed assets as well as working capital) is preferable to a metric based upon total business return (change in equity value calculated as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) less debt, plus dividends), because it more directly reflects the impact of management’s decisions on the Company’s financial performance. The Committee also believes that the equal allocation between stock options and restricted stock, which places greater emphasis on stock options than had previously been the case, more appropriately balances the differing incentives provided by stock options, which reward only future increases in the stock price, and restricted stock, which provides an ownership interest the value of which will rise or fall in tandem with the holdings of the stockholders. Finally, the introduction of restricted stock units was intended to address situations in which the award of restricted stock would be uneconomical because of tax or other regulatory restrictions outside of the U.S.

In the case of all executive officers except Ms. Woertz, the Committee considers the recommendations of Ms. Woertz and the individual’s immediate supervisor in establishing each person’s compensation. Ms. Woertz attends Committee meetings, other than executive sessions of the Committee and sessions when her performance or compensation is being considered, to provide the Committee her assessment of each executive’s performance, both as an individual and with respect to the functions or business units he or she oversees, and also to provide specific recommendations as to the amount of each element of compensation that should be paid to the executive. The non-management directors evaluate the performance of Ms. Woertz, which is considered by the Committee in establishing the compensation for Ms. Woertz. For additional information regarding the Committee’s role and authority in determining executive compensation, see the discussion under the caption “Compensation/Succession Committee” on page 8 of this proxy statement.

The compensation for Ms. Woertz, who joined the Company in May 2006 as President and Chief Executive Officer, has been determined to a significant degree by the Terms of Employment which were negotiated in connection with Ms. Woertz joining the Company. At that time, the Committee retained Frederic

W. Cook & Co., Inc., an outside compensation expert, specifically to advise it with respect to Ms. Woertz’s compensation. Prior to approving the Terms of Employment, the Committee considered the advice of this expert, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace and the greater responsibilities of the President and Chief Executive Officer relative to other Company executives. The Committee believes the terms of Ms. Woertz’s employment are consistent with the above-stated objectives.

Annual Compensation

The base salary for each executive is established based upon the objectives described above. Each year, the Committee approves a percentage range within which base salaries for executives may be increased, with the range established based on factors such as inflation, labor agreements, and Company performance. From time-to-time, an increase in base salary outside of this range will be approved if an executive is promoted or if it is determined, based on updated market data, that the base salary for a particular position is no longer competitive. Other than increases related to promotions or market adjustments, annual increases in base salary for executives have not typically, nor did they in fiscal year 2008, exceed 5%. The base salaries of the named executive officers, except Ms. Woertz and Mr. Mills, were not changed in fiscal year 2008. An increase in base salary for a particular executive within the established range is primarily based upon an assessment of that executive’s individual performance against written objectives and various competencies and behaviors exhibited during the most recently completed fiscal year. These objectives vary from person to person, and generally involve factors such as cost management, performance management, safety, achievement of position specific financial or other objectives. The competencies and behaviors vary from person to person, and generally include factors such as strategic thinking, problem solving, analytical ability, the extent to which the individual is a team player, leadership, the extent to which the individual is results oriented, performance orientation and intellectual curiosity and agility.

As noted above, performance-based annual cash incentives were introduced for executive officers and other key employees beginning in fiscal year 2008. For fiscal year 2008, the opportunity to receive annual cash incentive payments was based upon performance against the following criteria:

•	the Company’s return on net assets (RONA) for fiscal year 2008 (60% weighting);

•	the Company’s achievement of workplace safety objectives (20% weighting); and

•	the Company’s achievement of personnel development objectives (20% weighting).

For these purposes, RONA is defined as total adjusted four quarter trailing Net Earnings expressed as a percentage of four quarter average adjusted Net Assets. Net Earnings is adjusted to exclude the after-tax effect of investment income (interest income and dividends received), interest expense and gains and losses on securities. Net Assets (current assets plus investments and other assets plus net property, plant and equipment (total assets) less current and long-term liabilities) are adjusted to exclude cash and cash equivalents, long and short-term marketable securities, segregated cash and investments and long and short-term debt. The workplace safety objectives involved achieving improvement in employee, contractor, process and vehicle safety as measured by various metrics, while the personnel development objective involved a requirement that written personal development plans meeting criteria established by the Company’s human resources function must be established and in place by the end of fiscal year 2008 for all participants in the annual incentive program.

The amount of each annual cash incentive payment relating to performance in fiscal year 2008 was based on the participant’s base salary and the Company’s performance against the criteria listed above. Executive officers, other than Ms. Woertz, had the opportunity to receive annual cash incentive payments ranging from 0% to 102% of their respective base salaries, while Ms. Woertz had the opportunity to receive an annual cash incentive payment ranging from 0% to 262% of her base salary. The Committee retains the discretion to adjust payments under this program up or down for any given year in order to minimize the possibility that participants will be rewarded or penalized for fluctuations in RONA attributable to extraordinary factors.

The performance objectives established by the Committee for fiscal year 2008, which were based upon the Company’s annual business plan, and the Company’s performance against those objectives is summarized in the following table:

		FY 2008	Possible		Actual
Performance	Component	Performance	Component	FY 2008	Component
Components	Weighting	Range	Payout	Performance	Payout

RONA	60%	9-13%	0-200%	10.2%	80%
Safety	20%	Employee/contractor - minimum of 10% improvement from FY2007 Process/vehicle - improvement in January - June period from July - December period	0-170%	80%	80%
Personnel Development	20%	100% development plans completed	0-100%	100%	100%

The Committee took particular note of the significant accomplishments of the management team in fiscal year 2008, most notably, the Company’s record segment operating profit, use of working capital to fund record segment operating profit, and relative performance against both comparator companies and S&P 500 indices. After significant discussion, and in consideration of quantitative and qualitative factors, the Committee determined to exclude the impact of LIFO from the calculation of RONA thereby increasing RONA to 11.8% (Actual Component Payout of 140%) and then increased the cash incentive by 30%.

As a result of this performance, in August 2008, the Company’s named executive officers received annual cash incentive payments equal to the following percentages of their annual base salaries and in the following dollar amounts (Messrs. Schmalz and Camp did not receive cash incentive payments due to their retirement):

	FY 2008
	Annual	FY 2008
	Incentive	Annual
Officer	as % of Salary	Incentive ($)

P.A. Woertz	234%	$3,042,000
S. R. Mills	92%	$686,400
D.J. Smith	92%	$826,800
J.D. Rice	92%	$811,200
L.W. Batchelder	92%	$702,000

For fiscal year 2009, the performance-based annual cash incentive for executive officers and an expanded group of employees will be based upon performance against the following criteria:

•	RONA (excluding LIFO) for fiscal year 2009 (25% weighting);

•	Net Earnings (excluding LIFO) for fiscal year 2009 (25% weighting);

•	the Company’s achievement of performance development objectives (10% weighting);

•	the Company’s achievement of safety objectives (10% weighting); and

•	the Committee’s informed judgment regarding the overall performance of the Company (30% weighting).

The performance objectives were established by the Committee based upon the Company’s annual business plan. The Committee added net earnings as a second financial metric to reduce reliance on a single financial measure and eliminated LIFO (regardless of whether the impact is positive or negative) in the financial metric calculations due to the Company’s relative lack of control and potential material impact of this factor. The performance development component will focus upon achievement of objectives regarding the establishment and performance related to goals, feedback and development plans. The safety component will focus on achieving improvement objectives in employee, contractor and process safety as measured by various metrics and the enhancement of behavioral-based safety at the Company’s facilities and offices. The informed judgment component will entail a review by the Committee of the Company’s overall performance considering absolute and relative financial performance utilizing various metrics including, without limitation, total shareholder return, return on equity and earnings per share growth, operational performance, and performance relative to actions contemplated in the annual business plan and other Company-wide initiatives. For the executive officers and other key employees, the Committee may increase or decrease the annual cash incentive by up to 20% in consideration of individual and group performance.

Prior to the payments made in August 2008 relating to performance in fiscal year 2008, the Company had paid annual cash incentives only in limited situations, such as the bonuses paid to Ms. Woertz pursuant to her Terms of Employment agreement. The Committee agreed to include an annual cash incentive in the Terms of Employment because it was considered more efficient and desirable to provide Ms. Woertz with a compensation element from the commencement of her employment that the Committee expected to extend to other senior executives at a later time.

Certain perquisites are provided to the executives on an annual basis as well as matching contributions under our broad-based Employee Stock Ownership and 401(k) Plans. The Company has a broad-based defined benefit pension plan and a supplemental employee retirement plan in which the executives are participants. The Committee does not believe these elements of compensation are financially material to the Company, individually or in the aggregate, but are important in making the overall compensation program competitive.

Long-Term Compensation

The Company’s long-term incentive compensation program (the “LTI Program”) provides equity-based incentive awards to executive officers and other participating employees to align the interests of the participants with those of the stockholders by linking the awards to the Company’s performance. The actual size of an equity award made under the LTI Program during any fiscal year is a function of the degree to which the Company met specified performance objectives over a three fiscal year performance period prior to the fiscal year in which the equity award is made. Under the LTI Program in effect for fiscal 2007 with the associated grants and awards made in fiscal year 2008, executive officers and certain employees had the opportunity to receive annual incentive compensation awards in the form of stock options and restricted stock granted under the stock-based award plans which have been approved by the stockholders. For each participant in the LTI Program, except Ms. Woertz, a target award amount was determined as a percentage of that individual’s base salary. The percentages varied from 35% to 135%, with percentages increasing for more senior participants. The target award for the named executive officers, except Ms. Woertz, was 135%. Ms. Woertz had a target award of 200% of her base salary and cash bonus. The target award amount was split between personal performance and Company performance, with the Company performance component being more heavily weighted at higher levels of responsibility with more direct influence over the Company’s performance. For the named executive officers 70% was allocated to Company performance, and 30% to individual performance. Individual performance was measured over a one-year performance period, while Company performance was measured over a three-year period.

The individual performance, which gives rise to stock option awards under the LTI Program, is assessed by the individual’s supervisor. The Company performance objectives, the achievement of which gives rise to restricted stock awards under the LTI Program, were based upon the Company achieving specified levels of total business return, based on change in equity value calculated as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) less debt, plus dividends, measured on a three-year rolling average. For restricted stock awarded in fiscal year 2008, the total business return objectives for fiscal 2005-2007 are summarized as follows:

Compound Annual	Incentive Earned As
TBR Over 3 Years	% of Target

3%	0%
6%	50%
9%	100%
12%	150%
15%	200%
Payouts between percentages listed above are interpolated

The stock options are granted at an exercise price equal to fair market value (as determined in accordance with the applicable plan) on the date of grant, vest incrementally over five years, and are exercisable over a period of ten years. The awards of restricted stock vest three years after the date of grant. All awards granted under the LTI Program vest immediately upon a change in control of the Company or the death of the executive and continue vesting in accordance with their terms if the executive’s employment terminates by reason of disability or retirement. The Committee believes that these are appropriate provisions to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a sale of the Company or certain personal circumstances. This assurance increases the value of these awards to the executives which in turn enhances retention.

For purposes of LTI Program awards made in fiscal year 2008, compound annual TBR performance during fiscal years 2005-2007 was determined to be 36.46%, resulting in an incentive earned percentage equal to 200%.

As a result of this performance, the Company’s named executive officers received annual equity incentive awards during fiscal year 2008 under the LTI Program summarized as follows:

			FY 2008
	FY 2008	FY 2008	Restricted
	LTI Program	Stock Option	Stock Award
Officer	Award Value ($)	Award (# Shares)	(# Shares)

P.A. Woertz	9,315,000	103,669	266,360
S. R. Mills	1,425,936	16,846	40,398
D.J. Schmalz	1,671,199	19,744	47,346
D.J. Smith	2,032,206	28,034	56,023
W.H. Camp	1,888,558	18,358	55,028
J.D. Rice	1,942,346	22,947	55,028
L. W. Batchelder	1,684,800	19,904	47,732

The FY 2008 LTI Program Award Value shown above represents the aggregate grant date fair value of the awards of stock options and restricted stock to each of the named executive officers as determined using Black-Scholes.

In connection with the introduction of an annual cash incentive for performance in fiscal year 2008, the Committee eliminated the individual performance element of the LTI Program for all bonus-eligible participants. In addition, for LTI Program awards beginning with those related to fiscal year 2008, the metric for the Company performance element was changed from a three-year rolling total business return to a three-year weighted average RONA with more weight being given to the most recent fiscal year’s results (25% — 25% — 50%) with the awards paid-out in equal portions of stock options and restricted stock (or restricted stock units where appropriate for non-U.S. based participants) based on the grant date fair value of the different types of awards as determined utilizing Black-Scholes.

For equity awards relating to performance in fiscal years 2006 — 2008, the following table summarizes the performance objectives established by the Committee for the fiscal year 2006 — 2008 performance period and the LTI Program payout that would be earned as a percentage at each performance level:

Weighted Average	Incentive Earned
RONA Over 3 Years	As %

9%	50%
10%	75%
11%	100%
12%	150%
13%	200%

For purposes of LTI Program awards made in August 2008 relating to performance in fiscal years 2006 — 2008, weighted average RONA performance during fiscal years 2006 — 2008 was determined to be 13.35%, resulting in an incentive earned percentage equal to 200%.

As a result of this performance, in August 2008, the Company’s named executive officers received annual equity incentive awards under the LTI Program as follows (Messrs. Schmalz and Camp did not receive equity incentive awards due to their retirement):

	LTI Program Award	Stock Option Award	Restricted Stock
Officer	Value ($)	(# Shares)	Award (# Shares)

P.A. Woertz	$9,200,000	517,664	185,714
S. R. Mills	$1,500,000	88,737	31,837
D.J. Smith	$1,870,000	106,371	38,163
J.D. Rice	$1,840,000	104,664	37,551
L. W. Batchelder	$1,600,000	91,013	32,653

In addition to participating in the LTI Program as described above for performance in fiscal year 2008, with a target amount equal to 350% of her base salary, Ms. Woertz was eligible to receive an additional performance-based equity award related to performance in fiscal year 2008 in the form of stock options with a potential payout value ranging from 0% to 300% of her base salary (the “Supplemental Incentive Plan”). The determination of the actual payout was based upon the Committee’s discretionary evaluation of Ms. Woertz’ performance in fiscal year 2008 that has enhanced or is expected to enhance shareholder value. As a result of this evaluation, the Committee determined that Ms. Woertz was entitled to an award with a value equal to 208% of her base salary, and granted stock options covering 307,137 shares with an exercise price of $26.03 per share.

For fiscal year 2009, the long-term incentive compensation program will be comprised of a base award to adjust total compensation to competitive levels as determined by the Committee utilizing the factors described above and an additional performance award based upon the Committee’s informed judgment as described above placing the performance of the Company into one of four performance categories relative to a comparative group of companies and various broad-based indices. Each performance level will have a range to enable the use of discretion to recognize individual performance with the ranges established to deliver total compensation at the level of performance.

The Board of Directors has adopted guidelines for the retention of equity in the Company by executives that require these individuals to own shares of the common stock of the Company with a fair market value within a range of one to five times that individual’s base salary.

In addition to the LTI Program, the executives who meet eligibility criteria (which include all of the named executive officers) may participate in the Employee Stock Ownership and 401(k) Plans, which are defined contribution plans including a Company match component, and the qualified Retirement Plan for Salaried Employees, a defined benefit plan. The non-qualified supplemental retirement plan ensures that certain participants in the Retirement Plan for Salaried Employees, including all of the named executive officers, receive an aggregate retirement benefit equal to that which would have been received under the qualified retirement plan if not for certain limitations under applicable tax law. The Employee Stock Ownership and 401(k) Plans provide a tax-deferred vehicle for executives to save cash compensation for retirement while the Retirement Plan for Salaried Employees, together with the supplemental retirement plan, provides a specific benefit to executives upon retirement based on years of service and calculated by reference to base salary during the later stages of their employment with the Company. Executives, including the named executive officers, are also eligible to defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until specified future dates in accordance with the Company’s non-qualified deferred compensation plans. Under these plans, earnings credits are added to deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the executive. These hypothetical investment options correspond with the investment options (other than Company common stock) available under the 401(k) Plan. The Committee believes these deferred compensation plans provide the executives with an appropriate vehicle to reduce their current income for tax purposes and save for the future at limited cost to the Company. The Company does not take prior or potential gains from equity awards into account in determining these retirement benefits due to the speculative nature of equity awards and the belief in the need to establish retirement programs with determinable benefits for the executives and other salaried employees.

Other than the awards and plans described above, the Company does not have any agreements with the named executive officers that provide for payment upon termination of employment or upon a change in control. However, the Terms of Employment with Ms. Woertz provide for varying levels of cash and non-cash benefits following a “covered termination” (as defined in the Terms of Employment) within and outside of the change-in-control context. These arrangements are discussed on page 31 of this proxy statement under the caption “Termination of Employment and Change in Control Arrangements.” These arrangements resulted from the negotiation of terms necessary to recruit Ms. Woertz to the Company in May 2006.

Practices with Respect to Grants of Equity Awards

Annual equity awards granted to executive officers under the stock-based award plans are granted promptly following the date of the Committee’s meeting during the first fiscal quarter. In addition to annual awards, the executives may receive awards in connection with joining the Company or changes in their status, including promotions or an agreement to provide continued service to the Company following retirement. One-time awards granted in connection with an executive joining the Company are typically granted on the first day of employment. Other one-time awards are granted when the relevant change in status takes effect. All equity awards to executive officers are granted by the Committee and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options granted to the executive officers is set at fair market value (as determined in accordance with the applicable plan) on the date of grant. Under these plans, fair market value is the closing market price on the last trading day prior to the date of grant.

Certain Significant Tax and Accounting Issues

Section 162(m) of the Internal Revenue Code, as currently interpreted by the Internal Revenue Service, generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 annually to each of the chief executive officer, the chief financial officer, and the three other most highly-compensated executive officers except for qualifying “performance-based” compensation. A portion of the compensation paid to Ms. Woertz will be subject to the deduction limitation. In order to retain the flexibility to compensate the executive officers in a competitive environment in accordance with the principles discussed above, the Committee believes that it would be inadvisable to adopt a strict policy of compliance with the performance-based compensation exception to Section 162(m). The maximum cash incentive payments and restricted stock awards are eligible to be paid if fiscal year 2009 net income (as reported in accordance with GAAP) exceeds the sum of after-tax interest expense and dividends paid in fiscal year 2009; provided, however, the Committee may exercise negative discretion such that the actual payments and awards are determined on the basis of the programs described above. The Committee will continue to consider future opportunities for compliance with this exception to Section 162(m) that it feels are in the best interests of the

Company and its stockholders. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

The Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities and, therefore, the Company attempts to hedge the deferred compensation plan liabilities by directing elective deferrals made by participants into a separate account and investing such account in a manner consistent with the hypothetical investments elected by participants. The Company does not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the Company to provide some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Committee has duly considered that the federal income tax deduction available to the Company occurs at the same time that participants are paid benefits from the applicable plan.

The Company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”). Historically, the Company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation. The Pension Protection Act of 2006 (“PPA”) has significantly changed the minimum funding requirements of the Internal Revenue Code and ERISA. The Company has made an analysis of the additional funding commitment resulting from the PPA and estimates that the funding to its pension plans will increase in the short term to anticipate and comply with the PPA.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

A. L. Boeckmann, Chairperson
V. F. Haynes
A. Maciel
T. F. O’Neill
K. R. Westbrook

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of our company or any of our subsidiaries. There are no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers.

Summary Compensation Table

The following table summarizes the compensation for the fiscal years ended June 30, 2008 and June 30, 2007, of our principal executive officer, current principal financial officer, our three other most highly-compensated executive officers who were serving as executive officers on June 30, 2008, an individual who served as principal financial officer for a portion of the fiscal year ended June 30, 2008, and an individual who would have been included among the three most highly compensated executive officers, other than the principal executive officer and principal financial officer, but for the fact that he was no longer serving as an executive officer on June 30, 2008 (collectively, the “named executive officers”).

							Change in
							Pension Value
							and
							Nonqualified
							Deferred
					Stock	Option	Compensation		All Other
		Salary	Bonus		Awards	Awards	Earnings		Compensation		Total
Name and Principal Position	Year	($)	($)		($) (1)	($) (1)	($)		($)		($)

P. A. Woertz	2008	1,291,867	3,042,000	(2)	10,665,984	2,079,191	288,946	(3)	166,375	(5)	17,534,363
Chairman, CEO and President	2007	1,200,000	2,000,000		3,639,586	985,267	—	(4)	312,442		8,137,295
S. R. Mills(6)	2008	683,533	686,400	(2)	1,020,997	221,551	78,546	(3)	40,954	(7)	2,731,981
Executive Vice President and CFO
D. J. Schmalz(6)	2008	508,067	0		1,666,962	492,043	140,670	(3)	2,124,121	(8)	4,931,863
Senior Vice President and CFO	2007	759,770	0		2,129,739	358,048	428,527	(4)	29,844		3,705,928
D. J. Smith	2008	901,600	826,800	(2)	1,778,829	345,923	39,997	(3)	54,292	(9)	3,947,441
Executive Vice President, Secretary and General Counsel	2007	897,959	0		1,754,587	275,876	394,283	(4)	30,301		3,353,006
W. H. Camp(10)	2008	406,791	0		1,931,485	399,672	56,006	(3)	2,682,181	(11)	5,476,135
Executive Vice President	2007	882,017	0		2,397,088	449,028	620,355	(4)	28,739		4,377,227
J. D. Rice	2008	885,600	811,200	(2)	2,016,236	429,703	3,493	(3)	53,189	(12)	4,199,421
Executive Vice President	2007	882,017	0		1,675,202	308,412	402,418	(4)	29,548		3,297,597
L. W. Batchelder	2008	768,200	702,000	(2)	1,679,602	408,880	161,943	(3)	642,878	(13)	4,363,503
Senior Vice President	2007	765,065	0		2,116,676	399,186	602,680	(4)	29,594		3,913,201

(1)	The amounts shown for stock and option awards represent the dollar amount of compensation expense recognized for financial statement reporting purposes during fiscal years 2008 and 2007, respectively, plus the reduction for risk of forfeiture, in connection with all outstanding grants of options and restricted stock (including grants made in prior fiscal years) to each of the listed officers. We calculated these amounts in accordance with the provisions of SFAS No. 123(R) based on the grant date fair value of the awards utilizing the assumptions discussed in Note 8 to our financial statements for the fiscal years ended June 30, 2008 and 2007, respectively. We recognize compensation expense over the service period applicable to a particular grant, which is typically the period over which the grant vests and/or becomes exercisable, and do not adjust the expense based on actual experience; however, for retirement-eligible executive officers, commencing in fiscal year 2006 the stock and option awards have been fully-expensed during the fiscal year in which the awards are made. This difference in accounting for stock and option awards under SFAS No. 123(R) results in substantial variability in the amounts shown in these columns between retirement-eligible executive officers and nonretirement-eligible executive officers in the Summary Compensation Table. The amount of compensation expense is not affected by subsequent changes in the price of our common stock.

(2)	Represents cash bonus related to fiscal year 2008, paid in August 2008.

(3)	Each amount shown represents only the aggregate change in actuarial present value of the named executive officer’s benefit under all defined benefit and actuarial pension plans from the pension plan measurement date for plan year 2007 (March 31) to the measurement date for plan year 2008 (March 31) using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. Mr. Schmalz and Mr. Camp retired and commenced early retirement benefits on March 1, 2008 and January 1, 2008, respectively, as described below under captions “Pension Benefits” and “Termination of Employment and Change in Control Arrangements”. No named executive officer received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on March 31, 2007 were interest of 6.00% and mortality determined under RP2000CH projected to 2014 using Scale AA; and the assumptions used to value pension liabilities on March 31, 2008 were interest of 6.75% and mortality determined under RP2000CH projected to 2015 using Scale AA.

(4)	Each amount shown represents only the aggregate change in actuarial present value of the named executive officer’s benefit under all defined benefit and actuarial pension plans from the pension plan measurement date for plan year 2006 (March 31) to the measurement date for plan year 2007 (March 31). Ms. Woertz became eligible to participate in these plans on May 1, 2007. No named executive officer received above market or preferential earnings on deferred compensation.

(5)	Includes the following items for Ms. Woertz:

•	$23,128 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,500 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $131,747, which included:

•	$80,514 for personal use of company-owned aircraft;

•	$40,310 for expenses related to personal financial planning advice; and

•	Amounts related to personal use of company-owned automobile, and reimbursement of expenses related to home telephone, internet service and security systems.

(6)	Mr. Schmalz retired as Senior Vice President and Chief Financial Officer effective March 1, 2008, and Mr. Mills was appointed Executive Vice President and Chief Financial Officer effective that same date.

(7)	Includes the following items for Mr. Mills:

•	$10,047 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,500 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $19,408, which included expenses related to personal financial planning advice and personal use of company-owned automobile.

(8)	Includes the following items for Mr. Schmalz:

•	$2,078,809 paid to Mr. Schmalz in connection with his retirement and termination of employment in March, 2008;

•	$14,765 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$6,348 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $24,198, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(9)	Includes the following items for Mr. Smith:

•	$14,044 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,500 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $28,748, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(10)	Mr. Camp retired as Executive Vice President effective December 15, 2007.

(11)	Includes the following items for Mr. Camp:

•	$2,645,823 paid to Mr. Camp in connection with his retirement and termination of employment in December, 2007.

•	$12,929 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $23,430, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(12)	Includes the following items for Mr. Rice:

•	$14,013 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,500 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $27,677, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(13)	Includes the following items for Mr. Batchelder:

•	$356 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice, $286,074 for reimbursement of certain foreign taxes, and $9,961 for reimbursement of taxes in connection with the company’s payment of certain relocation expenses;

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $24,953 which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone, and security systems; and

•	Amounts payable pursuant to our expatriate policy which totaled $321,534 and included a $117,250 goods and services differential, $76,800 mobility premium, $64,000 relocation allowance, $37,951 housing allowance, $18,161 foreign language education assistance and amounts relating to travel allowance and payment of home utilities.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of relocation expenses and reimbursement of expenses related to utilities, home phone, internet service and security system, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the annual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle. In the case of personal financial planning advice, foreign language education assistance and travel expenses, incremental cost is the amount paid to the service providers.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board approved an initial annual salary for Ms. Woertz of $1,200,000 and approved a target annual bonus of at least 125% of her annual salary. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s initial $1,200,000 annual salary as a result of subsequent salary reviews. Payment of a target bonus to Ms. Woertz was guaranteed for fiscal 2007. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other ADM senior officers. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change of control of our company are described below in the “Termination and Change-of-Control Arrangements” section.

Total Compensation for Named Executive Officers

Given our company’s use of equity-based compensation as a major form of compensation for our named executive officers and because the SEC requires equity-based compensation to be reported in the Summary Compensation Table above based on what is expensed in our financial statements, we provide the table below to facilitate understanding of compensation to our named executive officers in fiscal year 2008. The table summarizes all compensation to our named executive officers in the fiscal year and reconciles amounts shown in the table to amounts shown in the Summary Compensation Table above. Inclusion of this table is not required by SEC rules and this table is not designed to replace the Summary Compensation Table.

ACTUAL COMPENSATION AWARDED FOR
FISCAL YEAR ENDED JUNE 30, 2008

Actual Compensation Awarded	Adjustments Required for Summary Compensation Table

							Plus	Plus
							Prior	Prior	Less	Less
							Stock	Restricted	Stock	Restricted		Plus Tax
							Option	Stock	Options	Stock	Plus	and Other
			Value of	Value of			Grants	Grants	to be	to be	Change	Payments		Total in
			Stock	Option		Total	Expensed	Expensed	Expensed	Expensed	in	for		Summary
	Salary	Bonus	Award	Award	Other	Compensation	this	this	in Future	in Future	Pension	Expatriate	Net	Compensation
Name	($)	($)	($)(1)	($)(1)	Compensation(2)	Awarded	FY(3)	FY(4)	Years(5)	Years(6)	Value	Assignment(7)	Difference	Table
P. A. Woertz	1,291,867	3,042,000	9,154,793	1,306,229	166,375	14,961,264	881,814	2,274,090	(108,852)	(762,900)	288,946	—	2,573,099	17,534,363
S. R. Mills	683,533	686,400	1,388,479	212,260	40,954	3,011,626	182,636	596,740	(173,346)	(964,221)	78,546	—	279,645	2,731,981
D. J. Schmalz	508,067	—	1,627,282	248,774	2,124,121	4,508,244	243,269	39,680	—	—	140,670	—	423,619	4,931,863
D. J. Smith	901,600	826,800	1,925,511	353,228	54,292	4,061,431	281,164	1,190,478	(288,469)	(1,337,161)	39,997	—	68,990	3,947,441
W. H. Camp	406,791	—	1,891,312	231,311	2,682,181	5,211,595	168,361	40,173	—	—	56,006	—	264,540	5,476,135
J. D. Rice	885,600	811,200	1,891,312	289,132	53,189	3,930,433	297,185	1,149,384	(156,613)	(1,024,461)	3,493	—	268,988	4,199,421
L. W. Batchelder	768,200	702,000	1,640,549	250,790	25,392	3,386,931	158,090	39,054	—	—	161,943	617,569	976,655	4,363,586

(1)	Represents the grant date fair value of the award determined in accordance with SFAS 123(r).

(2)	Represents total of 401(k) matching contribution, perquisites and other executive benefits.

(3)	Those portions of prior year stock options that were expensed during fiscal year 2008. Includes a reduction for risk of forfeiture.

(4)	Those portions of prior year restricted stock awards that were expensed during fiscal year 2008. Includes a reduction for risk of forfeiture.

(5)	Those portions of fiscal year 2008 stock option awards that will be expensed in future years.

(6)	Those portions of fiscal year 2008 restricted stock awards that will be expensed in future years.

(7)	Tax and other payments related to Mr. Batchelder’s expatriate assignment during fiscal year 2008.

Grants of Plan-Based Awards During Fiscal 2008

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended June 30, 2008.

		All Other	All Other
		Stock	Option
		Awards:	Awards:	Exercise		Grant Date
		Number	Number of	or Base	Closing	Fair Value
		of Shares	Securities	Price of	Market	of Stock
		of Stock	Underlying	Option	Price on the	and
		or Units	Options	Awards	Date of	Option
Name	Grant Date	(#)	(#)	($/Sh) (1)	Grant ($)	Awards ($) (2)

P. A. Woertz	8/3/07	266,360
	8/3/07		103,669	34.37	33.46	10,461,023
S. R. Mills	8/3/07	40,398
	8/3/07		16,846	34.37	33.46	1,600,739
D. J. Schmalz	8/3/07	47,346
	8/3/07		19,744	34.37	33.46	1,876,056
D. J. Smith	8/3/07	56,023
	8/3/07		28,034	34.37	33.46	2,278,739
W. H. Camp	8/3/07	55,028
	8/3/07		18,358	34.37	33.46	2,122,623
J. D. Rice	8/3/07	55,028
	8/3/07		22,947	34.37	33.46	2,180,445
L.W. Batchelder	8/3/07	47,732
	8/3/07		19,904	34.37	33.46	1,891,339

(1)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.

(2)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under SFAS No. 123(R).

All of the awards in the table above were granted under our 2002 Incentive Compensation Plan. All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock awards, and all of these awards vest in full three years after the date of grant. Under the terms of the restricted stock award agreement pertaining to each of these awards, the recipient of the award may vote and receive cash dividends on restricted shares prior to their vesting date, but may not transfer or pledge the shares in any manner prior to vesting. Dividends on restricted shares are paid at the same rate as dividends to our stockholders generally. Vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient and that have been held for at least six months. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The impact of a termination of employment or change in control of our company on restricted stock and stock option awards held by our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of June 30, 2008.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock that		Stock that
	Options	Options		Exercise	Option	have not		have not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

P. A. Woertz	—	103,669	(2)	34.37	8-3-2017
	55,508	83,262	(3)	36.34	5-1-2016	418,561	(10)	14,126,434
S. R. Mills	—	16,846	(2)	34.37	8-3-2017
	1,981	7,924	(4)	41.81	8-10-2016
	10,704	16,057	(5)	20.90	8-8-2015
	17,145	11,431	(6)	15.73	8-19-2014
	5,419	13,552	(7)	13.65	10-14-2013
	5,252	10,506	(8)	11.30	8-8-2012
	11,482	6,891	(9)	13.6054	5-1-2010
	15,469	—		11.3379	5-1-2010
	1,494	—		9.0703	5-1-2010
	16,887	—		13.5246	5-3-2009	106,720	(11)	3,601,800
D.J. Schmalz	—	19,744	(2)	34.37	8-3-2017
	2,853	11,413	(4)	41.81	8-10-2016
	—	20,935	(5)	20.90	8-8-2015
	—	18,545	(6)	15.73	8-19-2014	157,830	(12)	5,326,763
D. J. Smith	—	28,034	(2)	34.37	8-3-2017
	4,041	16,164	(4)	41.81	8-10-2016
	19,373	29,060	(5)	20.90	8-8-2015
	26,091	26,092	(6)	15.73	8-19-2014
	12,702	31,761	(7)	13.65	10-14-2013
	3	22,762	(8)	11.30	8-8-2012
	12,404	12,401	(9)	13.6054	5-1-2010
	2,575	—		13.5246	5-3-2009	183,198	(13)	6,182,933
W. H. Camp	—	18,358	(2)	34.37	8-3-2017
	3,969	15,876	(4)	41.81	8-10-2016
	—	25,185	(5)	20.90	8-8-2015
	—	19,872	(6)	15.73	8-19-2014	179,939	(14)	6,072,941
J. D. Rice	—	22,947	(2)	34.37	8-3-2017
	3,969	15,876	(4)	41.81	8-10-2016
	—	25,185	(5)	20.90	8-8-2015
	—	22,167	(6)	15.73	8-19-2014
	—	28,712	(7)	13.65	10-14-2013
	—	22,762	(8)	11.30	8-8-2012
	13,782	13,779	(9)	13.6054	5-1-2010
	2,573	—		13.5246	5-3-2009	179,939	(15)	6,072,941
L.W. Batchelder	—	19,904	(2)	34.37	8-3-2017
	3,442	13,772	(4)	41.81	8-10-2016
	—	20,803	(5)	20.90	8-8-2015
	—	21,263	(6)	15.73	8-19-2014
	—	28,682	(7)	13.65	10-14-2013
	—	22,762	(8)	11.30	8-8-2012
	—	6,891	(9)	13.6054	5-1-2010	157,518	(16)	5,316,233

(1)	Calculated by multiplying the closing market price of a share of our common stock on the New York Stock Exchange on June 30, 2008, which was $33.75, by the number of shares or units that have not vested.

(2)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 3 of 2008, 2009, 2010, 2011 and 2012.

(3)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on May 1 of 2009, 2010, and 2011.

(4)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 10 of 2008, 2009, 2010, and 2011.

(5)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 8 of 2008, 2009, and 2010.

(6)	Stock options vest at the rate of 20% of the initial grant per year, with remaining vesting dates on August 19 of 2008 and 2009.

(7)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting dates on October 14 of 2008, 2009, 2010, 2011, and 2012.

(8)	Stock options vest at the rate of 11.1% of the initial grant per year, with remaining vesting dates on August 8 of 2008, 2009, 2010, and 2011.

(9)	Stock options vest at the rate of 37.5% of the initial grant on May 1 of 2009.

(10)	Restricted share awards vest as to 152,201 shares on May 1, 2009 and 266,360 shares on August 3, 2010.

(11)	Restricted share awards vest as to 43,431 shares on August 8, 2008, 22,891 shares on August 10, 2009 and 40,398 shares on August 3, 2010.

(12)	Restricted share awards vest as to 72,804 shares on August 8, 2008, 37,680 shares on August 10, 2009 and 47,346 shares on August 3, 2010.

(13)	Restricted share awards vest as to 83,227 shares on August 8, 2008, 43,948 shares on August 10, 2009 and 56,023 shares on August 3, 2010.

(14)	Restricted share awards vest as to 81,745 shares on August 8, 2008, 43,166 shares on August 10, 2009 and 55,028 shares on August 3, 2010.

(15)	Restricted share awards vest as to 81,745 shares on August 8, 2008, 43,166 shares on August 10, 2009 and 55,028 shares on August 3, 2010.

(16)	Restricted share awards vest as to 72,344 shares on August 8, 2008, 37,442 shares on August 10, 2009 and 47,732 shares on August 3, 2010.

Option Exercises and Stock Vested During Fiscal 2008

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year that ended June 30, 2008, and restricted stock awards to the named executive officers that vested during that same fiscal year.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	on	on	Acquired	on
	Exercise	Exercise	Upon	Vesting
Name	(#)	($) (1)	Vesting (#)	($) (2)

P. A. Woertz	0	0	0	0
S. R. Mills	0	0	31,143	1,012,770
D. J. Schmalz	53,187	1,461,378	96,733	3,145,757
D. J. Smith	26,351	660,098	110,581	3,596,094
W. H. Camp	44,348	932,939	103,657	3,370,926
J. D. Rice	47,263	1,048,981	100,209	3,258,797
L.W. Batchelder	36,525	884,606	96,122	3,125,887

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the exercise date) and the aggregate exercise price of the shares acquired.

(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the New York Stock Exchange on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended June 30, 2008.

				Payments
		Number	Present	During
		of Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#) (1)	($) (1)	($) (2)

P. A. Woertz	ADM Retirement Plan for Salaried Employees	2	39,181	0
	ADM Supplemental Retirement Plan II	2	249,765	0
S. R. Mills	ADM Retirement Plan for Salaried Employees	29	414,084	0
	ADM Supplemental Retirement Plan II	29	600,778	0
D. J. Schmalz	ADM Retirement Plan for Salaried Employees	23	671,898	21,576
	ADM Supplemental Retirement Plan II	23	1,731,334	57,303
D. J. Smith	ADM Retirement Plan for Salaried Employees	26	386,516	0
	ADM Supplemental Retirement Plan II	26	1,302,716	0
W. H. Camp	ADM Retirement Plan for Salaried Employees	31	522,368	25,830
	ADM Supplemental Retirement Plan II	31	2,060,621	104,831
J. D. Rice	ADM Retirement Plan for Salaried Employees	32	487,359	0
	ADM Supplemental Retirement Plan II	32	1,524,934	0
L.W. Batchelder	ADM Retirement Plan for Salaried Employees	37	620,766 (3)	0
	ADM Supplemental Retirement Plan II	37	2,187,125 (3)	0

(1)	Calculated as of the pension plan measurement date used for financial statement reporting purposes, which was March 31, 2008. The assumptions used to value pension liabilities on such date were interest of 6.75% and mortality determined under RP2000CH projected to 2015 using Scale AA.

(2)	Mr. Schmalz retired and started pension distributions on March 1, 2008, and Mr. Camp retired and started pension distributions on January 1, 2008. Both were eligible for and commenced early retirement benefits from the Retirement Plan and the Supplemental Retirement Plan. As noted below, the pension payable at early retirement is subsidized relative to the normal retirement benefit, and the value of the early retirement subsidy provided to each of these individuals is described below under the caption “Termination of Employment and Change-in-Control Arrangements”. The accumulated benefit used to derive the referenced present value in this table is the full accumulated benefit, and does not reflect a reduction to account for the pension distributions actually made during the year.

(3)	Mr. Batchelder is eligible for early retirement under the terms of the Retirement Plan. If Mr. Batchelder had retired on March 31, 2008, the total value of his Retirement Plan and Supplemental Plan benefit would be $3,150,206 instead of $2,807,891, the difference reflecting an early retirement subsidy.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan for Salaried Employees, which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers salaried employees of our company and its participating affiliates who have completed one year of service with our company or an affiliate. A participant becomes vested in a benefit under the Retirement Plan after five years of service. The

Retirement Plan pension formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 5 consecutive of the last 15 years of employment. Earnings for purposes of the pension formula generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

The Retirement Plan pension formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Schmalz and Mr. Camp retired and commenced early retirement benefits during the fiscal year ended June 30, 2008. Mr. Batchelder is currently eligible for early retirement.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. A lump-sum payment option is not available under the plan.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan, which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose qualified plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires five years of service for vesting. While benefit payments under the Supplemental Plan currently are linked to the Retirement Plan, starting in 2009 (at the expiration of certain transitional periods available under Section 409A of the Internal Revenue Code), a separate payment form election will be allowed with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan. Except as noted below for Ms. Woertz, it has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully-vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service. The severance provisions of such Terms of Employment also provide for the additional benefit that would derive from two years of pension coverage (or three years of pension coverage in the event of a termination within two years following a change in control).

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in our non-qualified deferred compensation plans for the fiscal year ended June 30, 2008.

		Aggregate	Aggregate
	Executive	Earnings	Balance
	Contributions	in Last	at Last
	in Last FY	FY	FYE
Name	($)(1)	($)(2)	($)(3)

P. A. Woertz	63,190	(10,446)	84,098
S. R. Mills	0	0	0
D. J. Schmalz	0	(53,089)	1,771,843
D. J. Smith	0	0	0
W. H. Camp	0	(37,959)	635,250
J. D. Rice	0	(121,850)	1,321,130
L.W. Batchelder	0	(70,100)	761,472

(1)	The amounts reported in this column were reported in the Summary Compensation Table on page 20 as part of each individual’s compensation for the fiscal year ended June 30, 2008.

(2)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings is considered to be “above market.”

(3)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Amount Reported as
Compensation in Previous Years
Name	($)

P.A. Woertz	30,000
D. J. Schmalz	763,468
W. H. Camp	464,061
J. D. Rice	879,574
L.W. Batchelder	0

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can establish up to five “scheduled distribution accounts” that are payable upon dates specified by the participant, generally in a lump sum, but with one such account eligible for installment payout over a period of two to five years. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. A participant also can establish a “retirement account” to be paid six months following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect upon initial deferral into the account to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company matching credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company matching contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company matching credits were made on behalf of the named executive officers for fiscal year 2008.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility.

Deferred Comp Plan I and II balances are fully-vested. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options consist of shares in the publicly-traded, open-end mutual funds listed below, and the plan earnings credited to each participant’s account in these plans corresponds to the earnings performance of the mutual funds selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but we do maintain investments separately in a company account to hedge the liabilities created by the plans.

In fiscal 2008, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

	Fiscal 2008 Rate of Return
Investment Option	(7/1/07 to 6/30/08)

Invesco IRT Stable Value Fund	0.65	%(1)
Galliard Stable Value Fund	1.08	%(2)
PIMCO Total Return Fund	10.77%
Vanguard Wellington Fund	-3.42%
Dodge & Cox Stock Fund	-21.33%
Vanguard Institutional Index Fund	-13.06%
TCW Select Equities Fund	-6.22	%(1)
Vanguard Morgan Growth Fund	0.38	%(2)
T. Rowe Price Mid-Cap Growth Fund	-4.58%
Frontegra IronBridge Small-Cap Fund	-6.04%
BlackRock International Value Fund	-12.17%
Vanguard LifeStrategy Income Fund	0.89%
Vanguard LifeStrategy Conservative Growth Fund	-2.83%
Vanguard LifeStrategy Moderate Growth Fund	-6.08%
Vanguard LifeStrategy Growth Fund	-9.71%

(1)	Investment option was discontinued as of 1/31/08. Rate of return reflects cumulative return for the period 6/29/07 — 1/31/08.

(2)	Investment option was offered beginning as of 2/1/08. Rate of return reflects cumulative return for the period 2/1/08 — 6/30/08.

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans. The individual agreement we have with Ms. Woertz related to termination of employment and change in control of our company is discussed below.

Under the terms of the restricted stock award agreements pertaining to the awards held by named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested. Under the terms of the stock option agreements pertaining to the awards held by named executive officers, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the tables below. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on June 30, 2008.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for Ms. Woertz, our Chairman, President and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

	Involuntary		Voluntary
	Termination		Termination
	without Cause		without Good
	or Voluntary		Reason or	Termination
	Termination		Involuntary	Related to a
	for Good		Termination	Change in
Benefits and Payments	Reason		with Cause	Control		Disability		Death
upon Termination	($)		($)	($)		($)		($)

Salary	2,583,734		0	3,875,601		0		0
Bonus	4,000,000		0	6,000,000		0		0
Health benefits	13,427	(1)	0	20,599	(4)	0		0
Vesting of nonvested stock options	0	(2)	0	0	(5)		(7)	0	(5)
Vesting of nonvested restricted stock awards	14,126,434	(2)	0	14,126,434	(5)		(7)	14,126,434	(5)
Severance	789,788	(3)	0	1,184,682	(6)	0		0
Gross-up for excise tax	0		0	4,305,917		0		0

(1)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 6.75%.

(2)	Represents the value of two years of accelerated vesting of stock options and restricted stock pursuant to Ms. Woertz’s Terms of Employment. No value is ascribed to the acceleration of stock options because the exercise price of all such options was in excess of the fair market value of a share of our common stock on June 30, 2008. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2008.

(3)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits. The Terms of Employment call for the benefit derived from the additional years of pension coverage to be paid in a lump sum calculated using the interest and mortality assumptions in effect under Section 417(e) of the Internal Revenue Code. These interest rates in effect as of June 30, 2008, are 4.75% for the first 5 years, 5.08% for the next 15 years, and 5.14% for payments in years 20 and beyond. From the scheduled payment date of December 31, 2008 (assuming a termination as of June 30, 2008), the value of this lump-sum is discounted to a present value as of June 30, 2008, using interest of 6.75% and mortality determined under RP2000CH projected to 2015 using Scale AA.

(4)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 6.75% per annum.

(5)	Pursuant to Ms. Woertz’s Terms of Employment, vesting and exercisability of all equity awards is accelerated in full. Values shown were calculated in the same manner as described in note (2) to this table.

(6)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits. Amount calculated in the same manner as described in note (3) to this table.

(7)	Pursuant to the terms of the stock option and restricted stock agreements under the 2002 Incentive Compensation Plan, vesting of all equity awards continues after termination of employment.

Upon an involuntary termination of Ms. Woertz’s employment by the board without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change in control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change in control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change in control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

S. R. Mills, D. J. Smith, J.D. Rice, and L.W. Batchelder

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our current named executive officers other than P. A. Woertz under the terms of agreements involving stock option and restricted stock awards.

			Involuntary		Termination
	Benefits and		Termination		Related to a
	Payments	Voluntary	without	Termination	Change in
	upon	Termination	Cause	for Cause	Control		Disability	Death		Retirement
Name	Termination	($)	($)	($)	($)		($)	($)		($)

S. R. Mills	Vesting of nonvested stock options	0	0	0	1,059,390	(1)	(2)	1,059,390	(1)		(2)
	Vesting of nonvested restricted stock awards	0	0	0	3,601,800	(1)	(2)	3,601,800	(1)		(2)
D. J. Smith	Vesting of nonvested stock options	0	0	0	2,242,815	(1)	(2)	2,242,815	(1)	0	(3)
	Vesting of nonvested restricted stock awards	0	0	0	6,182,933	(1)	(2)	6,182,933	(1)	0	(3)
J. D. Rice	Vesting of nonvested stock options	0	0	0	2,088,767	(1)	(2)	2,088,767	(1)	0	(3)
	Vesting of nonvested restricted stock awards	0	0	0	6,072,941	(1)	(2)	6,072,941	(1)	0	(3)
L.W. Batchelder(4)	Vesting of nonvested stock options	0	0	0	1,876,809	(1)	(2)	1,876,809	(1)		(2)
	Vesting of nonvested restricted stock awards	0	0	0	5,316,233	(1)	(2)	5,316,233	(1)		(2)

(1)	Vesting and exercisability of all equity awards is accelerated in full. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2008 and was determined by multiplying the number of shares subject to those options as to which accelerated vesting occurs by the difference between the fair market value of a share of our common stock on June 30, 2008 and the exercise price of the stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2008.

(2)	Pursuant to the terms of the stock option and restricted stock agreements under the 1996 Incentive Compensation Plan, 1999 Incentive Compensation Plan, and 2002 Incentive Compensation Plan, vesting of all equity awards continues on the same schedule after termination of employment.

(3)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan for Salaried Employees, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(4)	Mr. Batchelder is eligible for early retirement under the Retirement Plan. The subsidized early retirement benefit that is available in the event of retirement is described in the footnotes to the table under the caption “Pension Benefits”.

D. J. Schmalz and W. H. Camp

Mr. Schmalz and Mr. Camp are not included in the table above because their employment with our company ended before June 30, 2008. The table below summarizes the payments and benefits provided to each of them in connection with the March 1, 2008 retirement of Mr. Schmalz and the December 15, 2007 retirement of Mr. Camp.

	Vesting of Nonvested	Vesting of Nonvested	Retirement Benefits
Name	Stock Options	Restricted Stock Awards	($) (1)

D. J. Schmalz	(2)	(2)	338,771
W. H. Camp	(2)	(2)	650,302

(1)	Mr. Schmalz and Mr. Camp each commenced an early retirement benefit under the ADM Retirement Plan and ADM Supplemental Retirement Plan. The amounts shown represent the excess of the present value of the subsidized early retirement benefit payable to such individuals as an immediate life annuity over the present value of the deferred normal retirement benefit reflected above under the caption “Pension Benefits”. The total benefit payments that have been made to Mr. Schmalz and Mr. Camp from benefit commencement to June 30, 2008 are reflected above under the caption “Pension Benefits”.

(2)	Pursuant to the terms of the stock option and restricted stock agreements under the 1996 Stock Option Plan, 1999 Incentive Compensation Plan, and 2002 Incentive Compensation Plan, vesting of equity awards continues on the same schedule after termination of employment due to retirement.

Director Compensation for Fiscal 2008

Our standard compensation for non-employee directors consists of an annual retainer of $200,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. We do not pay fees for attendance at board and committee meetings, nor do we pay supplemental retainers for service as committee chairpersons. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time-to-time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2008.

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)

A. L. Boeckmann	100,000	100,000	0		200,000
G. W. Buckley(3)	15,110	15,110	0		30,220
M. H. Carter	100,000	100,000	0		200,000
V. F. Haynes(4)	64,674	39,674	0		104,348
A. Maciel	100,000	100,000	0		200,000
P. J. Moore	100,000	100,000	0		200,000
M. B. Mulroney	100,000	100,000	3,000	(5)	203,000
T. F. O’Neill	100,000	100,000	82,200	(5)	282,200
K. R. Westbrook	100,000	100,000	0		200,000

(1)	As described above, one-half of the annual retainer of $200,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For fiscal 2008, the directors elected to receive the following portions of the fees shown in this column in the form of stock units: Messrs. Buckley and Mulroney and Ms. Carter, each 100%; and Mr. Westbrook, 50%.

(2)	The amounts set forth in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes during fiscal year 2008 in connection with mandatory stock unit grants to each of the listed directors. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. Because these stock units are fully-vested when granted, we immediately expense the full grant date fair value in accordance with the provisions of SFAS No. 123(R). Each of the listed directors is a nonemployee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. The fair value of services provided by each of the directors has been determined to be $50,000 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of June 30, 2008 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Number of Stock
Name	Units at 6/30/08

A. L. Boeckmann	15,660
G. W. Buckley	735
M. H. Carter	85,426
V. F. Haynes	925
A. Maciel	5,893
P. J. Moore	31,924
M. B. Mulroney	89,815
T. F. O’Neill	11,292
K. R. Westbrook	28,976

(3)	Mr. Buckley was appointed as a director effective February 5, 2008.

(4)	Dr. Haynes was elected as a director on November 8, 2007.

(5)	Represents the aggregate incremental cost to us for personal use of company-owned aircraft. Incremental cost is based solely on the cost per hour to our company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the annual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year.

Equity Compensation Plan Information

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding
	Warrants and		Warrants and	Securities Reflected in
Plan Category	Rights(a)		Rights(b)	Column (a))(c)

Equity Compensation Plans Approved by Security Holders	9,440,515	(1)	$23.77	13,747,401	(2)
Equity Compensation Plans Not Approved by Security Holders	0		0	0
Total	9,440,515	(1)	$23.77	13,747,401	(2)

(1)	Consists of 28,950 shares to be issued upon exercise of outstanding options pursuant to our 1991 Stock Option Plan, 137,317 shares to be issued upon exercise of outstanding options pursuant to our 1996 Stock Option Plan, 1,445,253 shares to be issued upon exercise of outstanding options pursuant to our 1999 Incentive Compensation Plan, 7,337,842 shares to be issued upon exercise of outstanding options pursuant to our 2002 Incentive Compensation Plan and 491,153 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2008.

(2)	Consists of 1,460,344 shares available for issuance pursuant to our 1999 Incentive Compensation Plan, 7,905,205 shares available for issuance pursuant to our 2002 Incentive Compensation Plan, and 4,381,852 shares available for issuance pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2008. Benefits which may be granted under the 1999 Incentive Compensation Plan and 2002 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, performance shares, performance units and cash-based awards. Only options can currently be granted under the ADM International Limited Savings-Related Share Option Scheme.

Our company does not have any equity compensation plans that have not been approved by our stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit function, (v) annual independent audit of the Company’s financial statements, (vi) legal compliance and ethics programs as established by management and the Board, and (vii) related-party transactions.

The Audit Committee assures that the corporate information gathering and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent auditors. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function.

The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance approvals related to base and incentive compensation. The Audit Committee is comprised of six independent directors, all of whom are financially literate and two of whom (T. F. O’Neill, the Chairperson of the Audit Committee, and P. J. Moore) have been determined by the Board of Directors to be “financial experts” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of our internal control over financial reporting, and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees, AU Section 380), including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditors’ independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee meets individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2008 for filing with the SEC. The Audit Committee has appointed, subject to ratification by the stockholders of the Company, Ernst & Young LLP as independent auditor for the fiscal year ending June 30, 2009.

T. F. O’Neill, Chairperson
A. L. Boeckmann
G. W. Buckley
M. H. Carter
V. F. Haynes
P. J. Moore

Certain Relationships and Related Transactions

The spouse of L. W. Batchelder (an executive officer) owns and operates a company which acts as a reseller of crystalline fructose and xanthan gum that we manufacture and sell. During the fiscal year ended June 30, 2008, such company purchased approximately $1.2 million of those products from us in the ordinary course of business and on an arms-length basis. We also purchased Mr. Batchelder’s home during the fiscal year ended June 30, 2008, at a purchase price of $349,000 pursuant to our standard company relocation policy.

We determined that the price paid for Mr. Batchelder’s home approximated fair market value, based on the average of two third-party appraisals.

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Business Code of Conduct and Ethics, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Business Code of Conduct and Ethics, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

The transactions described in the preceding section were considered and ratified by our board upon the recommendation of the Audit Committee.

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2009. We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended June 30, 2008 and 2007:

	Amount($)
Description of Fees	2008	2007

Audit Fees(1)	$13,152,000	$12,601,000
Audit-Related Fees(2)	204,000	141,000
Tax Fees(3)	599,000	1,071,000
All Other Fees	—	—

Total	$13,955,000	$13,813,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.

(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.

(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during the last two fiscal years were pre-approved by the Audit Committee.

Proposal No. 3 — Stockholder’s Proposal Regarding Global Human Rights Standards

The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, has notified the Company that it intends to present the following resolution at the annual meeting, as custodian and trustee of the New York City Employees’ Retirement System, beneficial owners of 744,721 shares of Common Stock of the Company, the New York City Teachers’ Retirement System, beneficial owners of 630,428 shares of Common Stock of the Company, the New York City Police Pension Fund, beneficial owners of 301,757 shares of Common Stock of the Company, the New York City Fire Department Pension Fund, beneficial owners of 92,451 shares of Common Stock of the Company, and as custodian of the New York City Board of Education Retirement System, beneficial owners of 45,772 shares of Common Stock of the Company. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

ARCHER DANIELS MIDLAND COMPANY GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

Whereas, Archer Daniels Midland Company, currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, which include the following principles:

1. All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98;

2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135);

3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111);

4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105);

5. There shall be no use of child labor. (ILO Convention 138) and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Recommendation of the Board of Directors AGAINST the Proposal

Throughout our history, it has been our objective to maintain operating standards that incorporate the highest ideals of character and business conduct. Our company’s current Business Code of Conduct and Ethics, adopted in 2003, is a statement of the values to be recognized in the conduct of our business by employees, officers, directors and other agents. The Business Code of Conduct and Ethics is available on our internet site, www.admworld.com and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

The Business Code of Conduct and Ethics sets forth standards regarding, among other things, fair employment, health and safety, and child labor. Those standards are summarized below. Our company is committed to the fair and equitable treatment of all its employees and applicants for employment. We evaluate applicants and employees by their qualifications, demonstrated skills and achievements. Our company shall provide a work environment free from verbal or physical conduct which intimidates and harasses. We will not employ legally underage workers or forced labor. We will provide a safe and healthy workplace at each of our locations. Our company supports business partners who treat employees with dignity and respect and follow local employment laws. Our company will not condone the employment or exploitation of legally underage workers or forced labor and will not knowingly use suppliers who employ such workers or labor.

Our board believes that our company’s Business Code of Conduct and Ethics and our existing business practices address the substantive areas covered by the proposal. For these reasons, our board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of our stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than May 28, 2009 in order to be included in such proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between August 8, 2009 and September 7, 2009 (or, if the next annual meeting is called for a date that is not within the period from October 7, 2009 to December 6, 2009, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors
ARCHER-DANIELS-MIDLAND COMPANY

D. J. Smith, Secretary

September 25, 2008

Annual Meeting of Stockholders
Thursday, November 6, 2008
10:30 a.m. C.S.T.
James R. Randall Research Center
1001 Brush College Road
Decatur, IL 62526
2008 ANNUAL MEETING
ADMISSION TICKET

Please present this ticket for admittance of the stockholder(s) named above. Admittance will be based upon availability of seating.

Instructions for Voting Your Proxy
This proxy covers all Archer-Daniels-Midland Company shares you own in any of the following ways (provided the registrations are identical):
• Shares held of record
• ADM Dividend Reinvestment Plan
• ADM Stock Purchase Plan
• ADM 401(k)/ESOP for Salaried Employees
• ADM 401(k)/ESOP for Hourly Employees
• ADM Stock Purchase Plan for Salaried
Employees (Canada)
• ADM Stock Purchase Plan for Hourly
Employees (Canada)
We are now offering stockholders three alternative ways of voting this proxy:
• By Telephone (using a touch tone telephone)
• Through the Internet (using a browser)
• By Mail (traditional method)
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING Available only until 5:00 p.m. Eastern time on November 5, 2008
• This method of voting is available for residents of the U.S. and Canada
• On a touch tone telephone, call TOLL FREE 1-800-850-5909, 24 hours a day, 7 days a week
•  You will be asked to enter ONLY the CONTROL NUMBER shown below
• Have your proxy card ready, then follow the prerecorded instructions
• Your vote will be confirmed and cast as you directed
INTERNET VOTING Available only until 5:00 p.m. Eastern time on November 5, 2008
•  Visit the Internet voting website at http://proxy.georgeson.com
•  Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen
•  You will incur only your usual Internet charges
VOTING BY MAIL Simply mark, sign and date your proxy card and return it in the postage-paid envelope
• If you are voting by telephone or the Internet, please do not mail your proxy card

COMPANY NUMBER	CONTROL NUMBER
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.
This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Item 3.

Archer-Daniels-Midland Company’s Board of Directors recommends a vote “FOR” Items 1 and 2.	Archer-Daniels-Midland Company’s Board of Directors recommends a vote “AGAINST” Item 3.

1.	Election of Directors	FOR		WITHHOLD
		all nominees		AUTHORITY
		listed (except		to vote all
		as indicated)		nominees listed
	G.W. Buckley, M.H. Carter, V.F. Haynes, A. Maciel, P.J. Moore, M.B. Mulroney, T.F. O’Neill, K.R. Westbrook, P.A. Woertz	☐		☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)
		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending June 30, 2009.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Adopt Stockholder’s Proposal Regarding Global Human Rights Standards.	☐	☐	☐

4.	In their discretion, upon any other business that may properly come before the meeting.

DATE: , 2008

SIGNATURE(S)
IMPORTANT: Please sign exactly as your name(s) appear(s) below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DETACH PROXY CARD HERE

P
R
O
X
Y
ARCHER-DANIELS-MIDLAND COMPANY
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on November 6, 2008
This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted “FOR” Items 1 and 2 and “AGAINST” Item 3. The undersigned hereby appoints P. J. Moore, K. R. Westbrook and P. A. Woertz as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on September 12, 2008, at the Annual Meeting of Stockholders to be held on November 6, 2008 and any adjournments thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2
AND “AGAINST” ITEM 3.
(Important – To be signed and dated on reverse side)